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                                PRINTRONIX, INC.

        EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK



                                                                         Years Ended March,
                                                           -----------------------------------------------
                                                             1999                1998             1997
                                                           -----------       -----------       -----------
Net income                                                 $12,364,000       $15,064,000       $11,671,000
                                                           -----------       -----------       -----------

Weighted average number of common shares outstanding         7,030,683         7,884,024         7,913,010

Basic net income per common share                          $      1.76       $      1.91       $      1.47
                                                           -----------       -----------       -----------

Effect of dilutive securities:

Weighted average number of common shares outstanding         7,030,683         7,884,024         7,913,010

Stock options                                                  212,106           345,255           396,738
                                                           -----------       -----------       -----------

                                                             7,242,789         8,229,279         8,309,748

Diluted net income per common share                        $      1.71       $      1.83       $      1.40
                                                           -----------       -----------       -----------





                                   EXHIBIT 11